Exhibit 24

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that PROVELL, INC., a Minnesota corporation (the "Company"), and each of the undersigned directors of the Company, hereby constitutes and appoints George S. Richards his true and lawful attorney in fact and agent, for him and on this behalf in his name, place and stead, in any and all capacities to sign, execute, affix his seal thereto and file the Annual Report on Form 10-K for the year ended December 31, 2001 under the Securities Exchange Act of 1934, as amended, including any amendment or amendments thereto, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority.

        There is hereby granted to said attorney full power and authority to do and perform each and every act and thing, requisite and necessary to be done in respect of the foregoing as fully as he or himself might or could do if personally present, thereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

        This Power of Attorney may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument and any of the undersigned directors may execute this Power of Attorney by signing any such counterpart.

        IN WITNESS WHEREOF, the undersigned directors of PROVELL, INC. have hereunto set their hands as of the nineteenth day of March, 2002.

/s/ DEREK R. REISFIELD Derek R. Reisfield
/s/ MARVIN S. TRAUB Marvin S. Traub
/s/ CHARLES D. WENGER Charles D. Wenger